SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549



                                   FORM 8-K


                                CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report                                      August 6, 1997
(Report of earliest event reported)                (August 4, 1997)


                      United Parcel Service of America, Inc.
             (Exact Name of Registrant as Specified in Charter)

Delaware                            0-4714                  95-1732075
(State or Other Jurisdiction    (Commission           (I.R.S. Employer
 of Incorporation)              File Number)         Identification No.)


55 Glenlake Parkway, NE       Atlanta, Georgia                   30328
(Address of Principal Executive Offices)                     (Zip Code)


Registrant's telephone number, including area code (404) 828-6000


                              Not Applicable
     (Former Name or Former Address, if Changed Since Last Report)



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Item 5.  Other Events.


The collective bargaining agreement between United Parcel Service of America, Inc. ("UPS") and the International Brotherhood of Teamsters ("IBT") expired at midnight on Thursday, July 31, 1997, after more than four months of negotiations over a new labor agreement. The IBT leadership called for a strike, commencing at 12:01 a.m. August 4, 1997. The IBT represents approximately 190,000 employees of UPS, principally feeder drivers, package car drivers and package facility workers. UPS does not know how many of these employees will report for work despite the strike, and is unable to predict the duration of the strike.

UPS intends to respond to the IBT labor action by curtailing its operations during the strike and by using managers and supervisors to provide service to customers. UPS intends to limit its service during the strike to packages currently in the UPS system and to high priority packages that include domestic air express packages and international packages, with a priority placed on critical and emergency goods, where possible. The labor action has already caused a significant loss in volume. Management expects that revenues and earnings will be adversely affected during the IBT labor action and that the Company may lose some customer accounts as a result, but cannot predict the financial impact of the strike, which will depend in large part upon its duration. UPS expects that after a new labor agreement is negotiated and ratified, employee expense will increase. The Company believes that its current assets and available credit are adequate to support the Company's operations during the strike.

This Form 8-K contains statements which may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of UPS and its management. Such forward-looking statements involve risks and uncertainties with respect to future events and may be affected by such matters as, among others, the duration of the IBT strike, the cost of a new collective bargaining agreement, and the number of UPS customers who elect to do business with competitors of UPS.

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                  UNITED PARCEL SERVICE OF AMERICA, INC.
                                                   (Registrant)



                                       By: /S/ Joseph R. Moderow
                                          ---------------------------
                                       Name:      Joseph R. Moderow
                                       Title:   Senior Vice President
Date:	August 6, 1997